Exhibit 10.1

SEPARATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (hereinafter the “Agreement”) is entered into as of the 10th day of October, 2008, by and between H. Averett Walker (“Executive”) and Security Bank Corporation (“Employer”).

BACKGROUND

At a meeting of the Board of Directors of Employer on September 16, 2008, Executive agreed to resign as President and Chief Executive Officer of Employer, and as a member of the Board of Directors of both Employer and Security Bank of Bibb County, a wholly-owned subsidiary of Employer. Executive’s resignation was expressly conditioned upon the understanding that he would receive severance benefits pursuant to his Amended and Restated Employment Agreement with Employer, dated December 18, 2007 (the “Employment Agreement”). Accordingly, the parties have agreed that Executive’s resignation shall entitle him to the same severance benefits as if Employer had terminated his employment without “Cause” for purposes of the Employment Agreement and that the Employment Agreement shall govern the parties’ rights and obligations with respect Executive’s resignation in the same manner, except as otherwise specifically provided herein. All capitalized terms not otherwise defined in this Agreement shall have the meaning provided in the Employment Agreement.

Now, therefore, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Employer agree as follows:

1. Termination of Employment. Employer and Executive acknowledge and agree that Executive’s employment with Employer terminated effective September 16, 2008 (the “Separation Date”). Executive acknowledges and agrees that, through the date of the execution of this Agreement, Employer has met all of its obligations under the Employment Agreement and all other agreements, plans, and arrangements with Executive governing his employment and/or compensation or benefits, including claims for reimbursement of expenses incurred prior to the Separation Date under Employer’s expense reimbursement policy. Employer agrees to characterize Executive’s departure as a voluntary resignation.

2. Accrued Obligations. On September 30, 2008, Employer paid to Executive his unpaid base salary through the Separation Date, plus 10 days’ worth of accrued vacation. Employer has notified Executive of the impact of his termination of employment with respect to benefits coverage under Employer’s plans and policies and, consistent with its obligations under federal law, will provide written notice of COBRA rights to Executive.

Executives’s Initials:	/S/ RW

Employer’s Initials:	/S/ AB

3. Separation Pay. In addition, in consideration for Executive’s agreement to release all claims and agreement to all other terms herein, and the expiration of the revocation period provided in Section 12, Employer shall pay to Executive the aggregate sum of $845,932.00, less withholding for taxes and other required items, in a lump sum on the earlier of April 1, 2009 or Executive’s death. Such amount is equal to two times the sum of Executive’s base salary ($350,000.00) and his average annual cash incentive earned over the years 2003-2007 ($72,966.00). This amount is the cash severance benefit Executive would have been entitled to receive pursuant to Section 12.4 of the Employment Agreement if his employment had been terminated without Cause.

4. Other Vested Benefits. Executive shall be entitled to any vested benefits he may have under Employer’s Savings Incentive Plan (the “401(k) Plan”) and the Supplemental Executive Retirement Agreement between Executive, Employer, and Security Bank of Bibb County, dated August 22, 2005 (the “SERP”), that are applicable to him on the Separation Date. Such benefits will be in accordance with and subject to the applicable terms and conditions of such plans and agreements.

5. Acknowledgment. Executive acknowledges that the payments and other benefits provided for in this Agreement are provided in exchange for Executive signing this Agreement.

6. General Release. Executive hereby releases and forever discharges Employer and all those associated with it in the past, at present or in the future, including parent, subsidiary and affiliate corporations, limited liability corporations, partnerships, limited liability partnerships, its directors, officers, members, managers, partners, employees, attorneys, representatives, principals and agents, and any of their heirs, executors, administrators, predecessors, successors or assigns (the “Releasees”), from and against any and all claims, demands, actions, causes of action, suits, liabilities, damages, costs and obligations of any kind or nature whatsoever, both known and unknown, including, without limitation, to person and property, which Executive has had or may now have against Releasees arising from or connected with Executive’s employment with Employer or the termination of that employment. This release includes without limitation any claims under The Age Discrimination in Employment Act, The Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, The Americans With Disabilities Act or any other federal, state or local laws dealing with employment discrimination, and any claims or causes of action for wrongful discharge or breach of contract. Without limiting the generality of the foregoing, Executive hereby acknowledges and covenants that he has knowingly relinquished and forever released any and all remedies which might otherwise be available to him, including claims for back pay, liquidated damages, recovery of

Executive’s Initials:	/s/ RW

Employer’s Initials:	/s/ AB

interest, costs, punitive damages or attorney’s fees, and any claims for re-employment with Employer. Executive specifically agrees that the Release extends to all claims of every nature and kind whatsoever, known or unknown, past or present, which existed prior to the execution of this Agreement, including, but not limited to, all claims involving or arising out of Executive’s employment with Employer or the termination of his employment. Notwithstanding the foregoing, nothing in this Agreement shall be construed as releasing Employer from its obligations set forth in this Agreement. In addition, nothing in this Agreement shall be construed as releasing (i) any rights that Executive may have pertaining to advancement and/or indemnification pursuant to applicable law and Employer’s Articles of Incorporation and Bylaws; or (ii) any rights that Executive may have regarding coverage or reimbursement under any applicable directors and officers liability insurance policy, or errors and omissions policy, subject to the terms and conditions thereof.

7. Return of Materials. Executive agrees that, pursuant to Section 9 of the Employment Agreement, he will deliver within forty-eight (48) hours of the execution of this Agreement, all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Executive or furnished to him from any source by virtue of his employment with Employer. In addition, Executive agrees to return, within such 48-hour period, all property of Employer, including all credit or charge cards and keys, any Employer-owned computer or telecommunications equipment, and the 2005 GMC Yukon that Employer provided for Executive’s use during his employment.

8. Additional Covenants. Executive and Employer acknowledge and agree that Sections 7, 9, 10, 11, 13, 15, 16 and 17 of the Employment Agreement, including, without limitation, the covenants relating to Confidential Information, Trade Secrets, non-competition, and non-solicitation of employees and customers contained therein, survive the termination of Executive’s employment.

9. Agreement not to Disparage. Executive hereby agrees that at all times after the date hereof he will not make any statement, whether verbally or in written form, or otherwise take any action that may reasonably be considered to disparage or impugn Employer; its subsidiaries; the management, practices, services, or reputation of Employer or its subsidiaries; or any of Employer’s or its subsidiaries’ employees, officers, directors, agents, or affiliates. Similarly, Employer hereby agrees that at all times after the date hereof it will not authorize anyone to make any statement, whether verbally or in written form, or otherwise take any action that may reasonably be considered to disparage or impugn Executive or his reputation. Notwithstanding the foregoing, this Section 9 shall not limit the rights of Executive, Employer, or any of Employer’s or its subsidiaries’ employees, officers, directors, agents, or affiliates to provide truthful testimony or make truthful statements which are compelled by a court of competent jurisdiction, arbitrator, regulatory agency or other tribunal or investigative body in accordance with any applicable statute, rule or regulation.

Executive’s Initials:	/s/ RW

Employer’s Initials:	/s/ AB

10. Non-Admission of Liability. Executive and Employer agree that this Agreement shall not in any way be construed or interpreted as an admission of liability or wrongdoing by either of them, any such liability or wrongdoing being expressly denied.

11. Entire Agreement. The parties hereto acknowledge and agree that this Agreement, along with the Employment Agreement, contains the entire agreement between Employer and Executive with respect to the subject matter hereof and that such agreements supersede and invalidate any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or in the Employment Agreement shall be of any force or effect.

12. Understanding of Agreement. Executive acknowledges that he has had an opportunity and through this language Employer has advised him to consult an attorney, and Executive has consulted with an attorney regarding this Agreement. Executive further acknowledges that he has been given at least twenty-one (21) days from his date of separation, September 16, 2008, to consider this Agreement prior to its execution. Executive has seven (7) days after signing the Agreement to revoke it in writing; said revocation must be delivered to the Chief Financial Officer of Employer and received prior to the end of the seven-day period. However, if Executive fails to sign this Agreement on or before October 28, 2008, or revokes it within seven (7) days after signing, no benefits will be provided pursuant to this Agreement. EXECUTIVE STATES THAT AND ACKNOWLEDGES THAT HE HAS READ THE FOREGOING AGREEMENT AND UNDERSTANDS THAT IT CONTAINS A GENERAL RELEASE OF ANY AND ALL CLAIMS WHICH HE MIGHT HAVE AGAINST RELEASEES AND THAT HE IS EXECUTING THIS AGREEMENT VOLUNTARILY.

13. Applicable Law. This Agreement is entered into in the State of Georgia and shall be governed by the laws thereof.

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Executive’s Initials:	/s/ RW

Employer’s Initials:	/s/ AB

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

EXECUTIVE:

	/s/ H. Averett Walker	[SEAL]
H. Averett Walker

Date: Oct 10, 2008

EMPLOYER:

Security Bank Corporation

By:	/s/ Alford C. Bridges
Alford C. Bridges
Chairman of the Board of Directors

Date:	10-10-08

Executive’s Initials:	/s/ RW

Employer’s Initials:	/s/ AB